BUSINESS COMBINATION AGREEMENT

                    Dated as of June 30, 1997

                           By and Among

                      ITP ACQUISITION CORP.

                               and

                        IT PARTNERS, INC.

                               and

                           A-COM, INC.

                               and

                       CHRISTOPHER CORBETT

                               and

                          MERRIE CORBETT







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                        TABLE OF CONTENTS

DEFINITIONS                                                   PAGE

Section 1.1.        Affiliate. . . . . . . . . . . . . . . . . .1
Section 1.2.        Balance Sheet. . . . . . . . . . . . . . . .1
Section 1.3.        Benefit Arrangements . . . . . . . . . . . .1
Section 1.4.        Buyer. . . . . . . . . . . . . . . . . . . .2
Section 1.5.        Buyer's Accountants. . . . . . . . . . . . .2
Section 1.6.        Capital Liabilities. . . . . . . . . . . . .2
Section 1.7.        Citibank Rate. . . . . . . . . . . . . . . .2
Section 1.8.        Closing. . . . . . . . . . . . . . . . . . .2
Section 1.9.        Closing Balance Sheet. . . . . . . . . . . .2
Section 1.10.       Closing Date . . . . . . . . . . . . . . . .2
Section 1.11.       Code . . . . . . . . . . . . . . . . . . . .2
Section 1.12.       Confidentiality Agreement. . . . . . . . . .2
Section 1.13.       Corporation. . . . . . . . . . . . . . . . .2
Section 1.14.       Dispute Resolution Firm. . . . . . . . . . .2
Section 1.15.       Employee . . . . . . . . . . . . . . . . . .2
Section 1.16.       Employee Benefit Plan. . . . . . . . . . . .2
Section 1.17.       ERISA. . . . . . . . . . . . . . . . . . . .3
Section 1.18.       Excluded Assets. . . . . . . . . . . . . . .3
Section 1.19.       Excluded Liabilities . . . . . . . . . . . .3
Section 1.20.       Exhibit. . . . . . . . . . . . . . . . . . .3
Section 1.21.       Final Closing Balance Sheet. . . . . . . . .3
Section 1.22.       Final Net Asset Value. . . . . . . . . . . .3
Section 1.23.       Financials Date. . . . . . . . . . . . . . .3
Section 1.24.       Guarantees . . . . . . . . . . . . . . . . .3
Section 1.25.       H-S-R Act. . . . . . . . . . . . . . . . . .3
Section 1.26.       Individual Returns . . . . . . . . . . . . .3
Section 1.27.       Individual Taxes . . . . . . . . . . . . . .3
Section 1.28.       Intellectual Property. . . . . . . . . . . .3
Section 1.29.       IRS. . . . . . . . . . . . . . . . . . . . .4
Section 1.30.       Material . . . . . . . . . . . . . . . . . .4
Section 1.31.       Material Adverse Effect. . . . . . . . . . .4
Section 1.32.       Material Contracts . . . . . . . . . . . . .4
Section 1.33.       MGAAP. . . . . . . . . . . . . . . . . . . .4
Section 1.34.       Net Asset Value. . . . . . . . . . . . . . .4
Section 1.35.       Offering Memorandum. . . . . . . . . . . . .4
Section 1.36.       PBGC . . . . . . . . . . . . . . . . . . . .4
Section 1.37.       Person . . . . . . . . . . . . . . . . . . .4
Section 1.38.       Proposed Closing Balance Sheet . . . . . . .4
Section 1.39.       Purchase Price . . . . . . . . . . . . . . .4
Section 1.40.       Retirement Plan. . . . . . . . . . . . . . .4
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DEFINITIONS                                                  PAGE

Section 1.41.       Schedule . . . . . . . . . . . . . . . . . .5
Section 1.42        Securities Act . . . . . . . . . . . . . . .5
Section 1.43.       Seller . . . . . . . . . . . . . . . . . . .5
Section 1.44.       Seller's Accountants . . . . . . . . . . . .5
Section 1.45.       Senior Debt. . . . . . . . . . . . . . . . .5
Section 1.46.       Shares . . . . . . . . . . . . . . . . . . .5
Section 1.47.       Subordinated Debt. . . . . . . . . . . . . .5
Section 1.48.       Subsidiary . . . . . . . . . . . . . . . . .5
Section 1.49.       Transaction Document . . . . . . . . . . . .5

ARTICLE II.    PURCHASE AND SALE OF SHARES

Section 2.1.        Sale . . . . . . . . . . . . . . . . . . . .5
Section 2.2.        Excluded Liabilities . . . . . . . . . . . .5
Section 2.3.        Purchase Price and Allocation. . . . . . . .6
Section 2.4.        Adjustment of Purchase Price . . . . . . . .6
Section 2.5.        Board of Directors Membership;
                    Amendments to Buyer's By-Laws . . .. . . . .7

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1.        Organization and Good Standing . . . . . . .7
Section 3.2.        Capitalization . . . . . . . . . . . . . . .8
Section 3.3.        Ownership of the Shares. . . . . . . . . . .8
Section 3.4.        Execution and Effect of Agreement. . . . . .8
Section 3.5.        Consents . . . . . . . . . . . . . . . . . .8
Section 3.6.        Balance Sheet. . . . . . . . . . . . . . . .9
Section 3.7.        Absence of Certain Changes . . . . . . . . .9
Section 3.8.        Litigation . . . . . . . . . . . . . . . . 10
Section 3.9.        Properties; Absence of Encumbrances. . . . 10
Section 3.10.       Intellectual Property. . . . . . . . . . . 10
Section 3.11.       Contracts. . . . . . . . . . . . . . . . . 11
Section 3.12.       Employees; Employee Benefit Matters. . . . 11
Section 3.13.       Guarantees by Others . . . . . . . . . . . 12
Section 3.14.       Tax Matters. . . . . . . . . . . . . . . . 12
Section 3.15.       Compliance with Law And Other Instruments;
                    Regulatory Matters  .  . . . . . . . . . . 13
Section 3.16.       Permits  . . . . . . . . . . . . . . . . . 13
Section 3.17.       Environmental Matters  . . . . . . . . . . 13
Section 3.18.       Insurance  . . . . . . . . . . . . . . . . 14
Section 3.19.       Banks; Powers of Attorney. . . . . . . . . 14
Section 3.20.       Brokerage Fees . . . . . . . . . . . . . . 14
Section 3.21.       Limitation of Representations and Warranties14
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DEFINITIONS                                                  PAGE

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1.        Organization and Good Standing . . . . . . 14
Section 4.2.        Investment Representation. . . . . . . . . 14
Section 4.3.        Execution and Effect of Agreement. . . . . 15
Section 4.4.        Restrictions . . . . . . . . . . . . . . . 15
Section 4.5.        No Lawsuits; Consents. . . . . . . . . . . 15
Section 4.6.        Limitation of Representations and Warranties15

ARTICLE V.     COVENANTS AND AGREEMENTS QF SELLER

Section 5.1.        Corporate Action . . . . . . . . . . . . . 16
Section 5.2.        Conduct of Business to Closing . . . . . . 16
Section 5.3.        Consents . . . . . . . . . . . . . . . . . 17
Section 5.4.        Covenant Against Competition . . . . . . . 17
Section 5.5.        Capital Liabilities. . . . . . . . . . . . 18
Section 5.6.        Access to Information and Cooperation After Closing18
Section 5.7.        Public Statements. . . . . . . . . . . . . 18

ARTICLE VI.  COVENANTS AND AGREEMENTS OF BUYER

Section 6.1.        Corporate Action . . . . . . . . . . . . . 19
Section 6.2.        Public Statements. . . . . . . . . . . . . 19
Section 6.3.        Consents . . . . . . . . . . . . . . . . . 19
Section 6.4.        Certain Employee Benefit Matters . . . . . 19
Section 6.5.        Preservation of and Access to Certain Information
                    and Cooperation After Closing . .  . . . . 20
Section 6.6.        Nondisposition of Shares . . . . . . . . . 20

ARTICLE VII.  CONDITIONS OF OBLIGATIONS OF BUYER

Section 7.1.        Representations and Warranties True. . . . 21
Section 7.2.        Covenants and Agreements--No Default . . . 21
Section 7.3.        Officer's Certificates . . . . . . . . . . 21
Section 7.4.        No Material Adverse Change . . . . . . . . 21
Section 7.5.        Consents . . . . . . . . . . . . . . . . . 21
Section 7.6.        Transaction Documents. . . . . . . . . . . 22
Section 7.7.        Adverse Proceedings. . . . . . . . . . . . 22

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ARTICLE VIII.  CONDITIONS OF OBLIGATIONS OF SELLER

Section 8.1.        Representations and Warranties True. . . . 22
Section 8.2.        Covenants and Agreements--No Default . . . 22
Section 8.3.        Officer's Certificates . . . . . . . . . . 23
Section 8.4.        Consents . . . . . . . . . . . . . . . . . 23
Section 8.5.        Transaction Documents. . . . . . . . . . . 23
Section 8.6.        Adverse Proceedings. . . . . . . . . . . . 23

ARTICLE IX.  INTENTIONALLY OMITTED

ARTICLE X.     CLOSING

Section 10.1.       Closing. . . . . . . . . . . . . . . . . . 23
Section 10.2.       Documents to be Delivered by Seller. . . . 24
Section 10.3.       Documents to be Delivered by Buyer . . . . 24

ARTICLE XI.  MISCELLANEOUS

Section 11.1.       Survival of Representations, Warranties,
                    Covenants and Agreements. . . . .. . . . . 25
Section 11.2.       Indemnification. . . . . . . . . . . . . . 25
Section 11.3.       Disclaimer of Other Representations and
                    Warranties by Seller . . . . . . . . . . . 26
Section 11.4.       Disclosure . . . . . . . . . . . . . . . . 27
Section 11.5.       Expenses and Taxes . . . . . . . . . . . . 27
Section 11.6.       Entire Agreement . . . . . . . . . . . . . 27
Section 11.7.       Amendment and Waiver . . . . . . . . . . . 27
Section 11.8.       Binding Agreement and Successors . . . . . 27
Section 11.9.       No Third Party Beneficiaries . . . . . . . 28
Section 11.10.      Notices. . . . . . . . . . . . . . . . . . 28
Section 11.11.      Further Assurances . . . . . . . . . . . . 29
Section 11.12.      Article and Section Headings . . . . . . . 29
Section 11.13.      Governing Law. . . . . . . . . . . . . . . 29
Section 11.14.      Courts . . . . . . . . . . . . . . . . . . 29
Section 11.15.      Construction . . . . . . . . . . . . . . . 29
Section 11.16.      Counterparts . . . . . . . . . . . . . . . 29
Section 11.17.      Attorney's Fees. . . . . . . . . . . . . . 29

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SCHEDULES

Schedule 1.18.      Excluded Assets
Schedule 1.19.      Excluded Liabilities
Schedule 3.1.       Organization and Good Standing
Schedule 3.5.       Consents
Schedule 3.6.       Balance Sheet
Schedule 3.7.       Absence of Certain Changes
Schedule 3.8.       Litigation
Schedule 3.9.       Properties
Schedule 3.10.      Intellectual Property
Schedule 3.11.      Contracts
Schedule 3.12.      Employee Benefit Matters
Schedule 3.13.      Guarantees by Others
Schedule 3.14.      Tax Matters
Schedule 3.15.      Noncompliance
Schedule 3.16.      Permits
Schedule 3.17.      Environmental Matters
Schedule 3.18.      Insurance
Schedule 3.19.      Banks; Powers of Attorney
Schedule 3.20.      Brokerage Fees
Schedule 5.2        Conduct of Business

Exhibit A      Balance Sheet
Exhibit B      Note to Seller
Exhibit C      Opinion of Bernard Corbett, Esq.
Exhibit D      Opinion of Semmes Bowen & Semmes

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                         BUSINESS COMBINATION AGREEMENT


     This BUSINESS COMBINATION AGREEMENT (the "Agreement") is made as of
June 30, 1997, by and among A-COM, INC., a Virginia corporation with its principal office at 14720-K Flint Lee Road, Chantilly, Virginia 20151 (the "Corporation") and CHRISTOPHER CORBETT and MERRIE CORBETT, individuals, with a place of business at the same location (collectively hereinafter referred to as "Seller"), and ITP ACQUISITION CORP., and IT Partners, Inc., both Delaware corporations with their principal offices at 1006 Highland Drive, Silver Spring, Maryland 20910 ("Buyer").

                       W I T N E S S E T H:

     WHEREAS, Seller owns all of the issued and outstanding capital stock of the Corporation;

     WHEREAS, the Corporation is engaged in the design, manufacture and sale of products and services to the information technology industry;

     WHEREAS, Seller desires to convey to Buyer, and Buyer desires to acquire from Seller, in accordance with the terms and conditions of this Agreement as well as the terms and conditions of a certain Agreement and Plan of Merger to be executed at the Closing, all of the issued and outstanding shares of capital stock of the Corporation;

     NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties hereby agree as follows:

                            ARTICLE I

                           DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     Section 1.1. Affiliate. "Affiliate" shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. For purposes of determining whether a Person is an Affiliate, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.

     Section 1.2. Balance Sheet. "Balance Sheet" shall mean the audited statement of net assets and liabilities of the Corporation as of March 31, 1997.

     Section 1.3. Benefit Arrangements. "Benefit Arrangements" shall mean all profit sharing, life, health, hospitalization, savings, bonus, deferred compensation, incentive compensation, severance pay, disability, vacation, sick pay, holiday and fringe benefit plans, individual employment and severance contracts and other policies and practices of the Corporation, or any Affiliate thereof, providing employee or executive compensation or benefits to Employees or beneficiaries of Employees, other than Retirement Plans.

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     Section 1.4.   Buyer. "Buyer" shall have the meaning set forth above.

     Section 1.5. Buyer's Accountants. "Buyer's Accountants" shall mean the independent accounting firm of Ernst & Young, LLP.

     Section 1.6. Capital Liabilities. "Capital Liabilities" shall mean all outstanding debt of the Corporation in excess of the amount owed on loans collateralized by equipment and vehicles and accounts payable in the ordinary course of business.

     Section 1.7. Citibank Rate. "Citibank Rate" shall mean the rate announced from time to time by Citibank, N.A. as its prime commercial lending rate in New York City, New York (U.S.A.).

     Section 1.8. Closing. "Closing" shall mean the consummation of the events described in ARTICLE IX.

     Section 1.9. Closing Balance Sheet. "Closing Balance Sheet" shall mean the audited statement of net assets and liabilities of the Corporation as at the Closing Date as prepared and delivered in accordance with Section 2.4.

     Section 1.10. Closing Date. "Closing Date" shall mean the date on which the Closing shall occur.

     Section 1.11. Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     Section 1.12. Confidentiality Agreement. "Confidentiality Agreement" shall mean the Confidentiality Agreement between the Buyer and the Seller.

     Section 1.13. Corporation. "Corporation" shall have the meaning set forth above.

     Section 1.14. Dispute Resolution Firm. "Dispute Resolution Firm" shall mean the independent accounting firm of Coopers & Lybrand LLP.

     Section 1.15. Employee. "Employee" shall mean each person who is a current employee, former employee, or retired employee of the Corporation or its predecessors.

     Section 1.16. Employee Benefit Plan. "Employee Benefit Plan" shall mean each employee benefit plan, as defined in Section 3(3) of ERISA, maintained or contributed to by the Corporation or any Affiliate thereof, which provides benefits to Employees, but excluding Multiemployer Plans.

     Section 1.17. ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974. as amended.

     Section 1.18. Excluded Assets. "Excluded Assets" shall mean the assets listed in Schedule 1.18, any consideration or proceeds received by the Corporation upon the disposition thereof, and any reserves established by Seller or the Corporation for any Excluded Liabilities.

     Section 1.19. Excluded Liabilities. "Excluded Liabilities" shall mean the liabilities listed in Schedule 1.19.

     Section 1.20.  Exhibit. "Exhibit" shall mean an exhibit to this
Agreement.
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     Section 1.21.  Final Closing Balance Sheet. "Final Closing Balance
Sheet" shall have the meaning set forth in Section 2.4.

     Section 1.22. Final Net Asset Value. "Final Net Asset Value" shall mean the Net Asset Value as finally determined pursuant to Section 2.4(a), whether by failure of Seller to deliver notice of objection, by agreement of the parties, or by final determination of the Dispute Resolution Firm.

     Section 1.23.  Financials Date.  "Financials Date" shall mean March 31,
1997.

     Section 1.24. Guarantees. "Guarantees" shall mean any obligations, contingent or otherwise, of a Person in respect of any indebtedness, obligation or liability of another Person, including but not limited to direct or indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

     Section 1.25. H-S-R Act. "H-S-R Act" shall mean the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Section 1.26. Individual Returns. "Individual Returns" shall have the meaning set forth in Section 3.14.

     Section 1.27. Individual Taxes. "Individual Taxes" shall have the meaning set forth in Section 3.14.

     Section 1.28. Intellectual Property. "Intellectual Property" shall mean patents, patent applications, trademark registrations and applications therefor, service mark registrations and applications therefor, copyright registrations and applications therefor and trade names.

     Section 1.29.  IRS. "IRS" shall mean the Internal Revenue Service.

     Section 1.30. Material. "Material" (or "Materiality") when used with reference to information, a fact or circumstance, a course of action, a decision- making process, or other matter shall be limited to information, facts and circumstances, courses of action, decision-making process or other matters as to which there is a substantial likelihood that a reasonable purchaser of the Shares would attach importance in determining whether to purchase the Shares.

     Section 1.31. Material Adverse Effect. "Material Adverse Effect" when used with reference to a Person shall mean a material adverse effect on the business, properties (taken as a whole) or financial condition of the Person or Persons.

     Section 1.32. Material Contracts. "Material Contract" shall mean the contracts, agreements, commitments or other arrangements listed in Schedule 3.11.

     Section 1.33. MGAAP. "MGAAP" shall mean Generally Accepted Accounting Principles as in effect in the United States on the date of this Agreement, modified as provided in the notes to the Balance Sheet.
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     Section 1.34.  Net Asset Value. "Net Asset Value" shall mean total assets (not including any Excluded Assets) minus total liabilities (not including any Excluded Liabilities) as shown on the Proposed Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be, each of which shall be prepared on a basis consistent with the Balance Sheet.

     Section 1.35. Offering Memorandum. "Offering Memorandum" shall mean the Confidential Memorandum prepared by Ernst & Young, LLP dated 1997.

Section 1.36.  PBGC. "PBGC" shall mean the Pension Benefit Guaranty
Corporation.

Section 1.37. Person. "Person" shall mean any individual, corporation, unincorporated association, business trust, estate, partnership, trust, State, the United States or any other entity.

     Section 1.38. Proposed Closing Balance Sheet. "Proposed Closing Balance Sheet" shall have the meaning set forth in Section 2.4.

     Section 1.39. Purchase Price. "Purchase Price" shall have the meaning set forth in Section 2.3.

     Section 1.40. Retirement Plan. "Retirement Plan" shall mean any plan, fund, program or policy which provides retirement income to an Employee or results in a deferral of income by an Employee for periods extending to or beyond the termination of employment of the Employee by Seller and all Affiliates thereof, and pursuant to which the Corporation or an Affiliate thereof has paid benefits or contributed funds or has an obligation to pay benefits or contribute funds in respect of such Employee.

     Section 1.41. Schedule. "Schedule" shall mean a schedule to this Agreement.

     Section 1.42. Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Section 1.43.  Seller. "Seller" shall have the meaning set forth above.

     Section 1.44. Seller's Accountants. "Seller's Accountants" shall mean the independent accounting firm of Richard P. Willis, P.C., 7661 Dowdy Drive, Richmond, Virginia 23231.

     Section 1.45. Senior Debt. "Senior Debt" shall mean the loan from Creditanstalt Bankverein in the principal amount of $10 million or such larger amount as the Buyer and Creditanstalt shall agree.

     Section 1.46. Shares. "Shares" shall mean all of the issued and outstanding shares of stock of the Corporation.

     Section 1.47 Subordinated Debt. "Subordinated Debt" shall mean the amount which the Buyer is obligated to the Seller as set forth Section 2.3 hereof.

     Section 1.48. Subsidiary. "Subsidiary," as it relates to any Person, shall mean a corporation more than 50% of whose outstanding securities the Person has the right, other than as affected by events of default, directly or indirectly, to vote for the election of directors.
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     Section 1.49.  Transaction Documents.  "Transaction Documents" shall mean all other agreements, documents or instruments to be executed by a party hereto in connection with this Agreement.

                            ARTICLE II

                   PURCHASE AND SALE OF SHARES

     Section 2.1. Sale. On the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, assign and deliver to Buyer or one or more of its designated subsidiaries, free and clear of any lien, security interest, charge, encumbrance or claim, and Buyer hereby agrees to purchase from Seller the Shares on the Closing Date.

     Section 2.2. Excluded Liabilities. Notwithstanding whether Buyer has acquired any responsibility for Excluded Liabilities by virtue of Buyer's purchase of the Shares, Seller shall retain, and Buyer shall not acquire responsibility for, the Excluded Liabilities.

     Section 2.3. Purchase Price and Allocation. The entire consideration to be paid by Buyer to Seller in exchange for the sale, transfer, assignment and delivery to Buyer of the Shares shall be $10,048,093 (the "Purchase Price"), which shall be paid by Buyer to Seller at the time of Closing in the following manner: As to cash in the amount of $2,992,093.33 by wire transfer of immediately available funds into an account or accounts designated by Seller; as to Subordinated Debt, a promissory note in the amount of $2,226,000; and as to equity, a certificate evidencing ownership by the Seller of 929,603 shares of the common stock of IT Partners. Inc.

     Section 2.4. Adjustment of Purchase Price.

          (a) As promptly as practicable, and in any event not more than 90 days following the Closing Date, Buyer together with Buyer's Accountants shall prepare and deliver to Seller and Seller's Accountants the Proposed Closing Balance Sheet. The Proposed Closing Balance Sheet shall be prepared on a basis consistent with, and as provided in, the Balance Sheet (except that it shall include the net book value at Closing of all work-in-process and finished products), and shall be audited and accompanied by the report of Buyer's Accountants. Seller and Seller's Accountants shall have the right to observe the physical inventories to be conducted by, and to consult during reasonable business hours with appropriate personnel of, Buyer and Buyer's Accountants and to have access to, and to review and make copies of, the work papers of Buyer's Accountants with respect to such inventories and the preparation of the Proposed Closing Balance Sheet.

          (b) (i) Seller may dispute the Proposed Closing Balance Sheet prepared by Buyer and Buyer's Accountants by notifying Buyer and Buyer's Accountants in writing, setting forth in reasonable detail the amount(s) in dispute and the basis for such dispute, within 45 days of Seller's receipt of the Proposed Closing Balance Sheet. If Seller fails to deliver a notice of objections within such 45-day period, Seller shall be deemed to have accepted the Proposed Closing Date Balance Sheet and the Net Asset Value thereon. In the event the aggregate amounts in dispute are less than $100,000, the Closing Net Asset Value proposed by Buyer and Buyer's Accountants shall be adjusted by one-half of the dispute amount, and such resolution shall be final, binding and conclusive on Seller and Buyer.

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              (ii) In the event the amounts in dispute exceed $100,000,
Buyer's Accountants and Seller's Accountants shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amount(s) shall be final, binding and conclusive on Seller and Buyer. If Buyer's Accountants and Seller's Accountants do not resolve any such dispute within 15 days of the date of receipt by Buyer or Seller's written notice of dispute, Buyer and Seller shall, within five additional days, retain the Dispute Resolution Firm, which firm shall, within 30 days of each submission, resolve such remaining dispute, and provide written notice of such resolution by facsimile, confirmed by mail, and such resolution shall be binding and conclusive on Seller and Buyer. Such resolution shall be within the range of amounts defined by the amount proposed by Buyer's Accountants and the amount proposed by Seller's Accountants as to each disputed item. The fees and disbursements of the Dispute Resolution Firm shall be borne by Buyer and Seller in the proportion that the aggregate amount of disputed items submitted to the Dispute Resolution Firm that is unsuccessfully disputed by each party (as finally determined by the Dispute Resolution Firm) bears to the total amount of the disputed items as submitted to the Independent Accounting Firm. After resolving the items in dispute, the Dispute Resolution Firm shall prepare and deliver to each of Seller and Buyer the Final Closing Balance Sheet and a certification of the Net Asset Value thereon.

          (c) In the event that the Final Net Asset Value is less than the Net Asset Value stated on the Balance Sheet, Seller shall pay to Buyer the difference plus interest thereon from the Closing Date through the date of payment at a rate per annum, which may fluctuate from time to time, equal to the Citibank Rate. In the event that the Final Net Asset Value is greater than the Net Asset Value sated on the Balance Sheet, Buyer shall pay to Seller the difference, plus interest on such amount from the Closing Date through the date of payment at a rate per annum, which may fluctuate from time to time, equal to the Citibank Rate. Such payment shall be made in immediately available funds not later than two business days after the determination of the Final Net Asset Value by wire transfer to a bank account designated by the party entitled to receive the payment.

          (d) To the extent that the Final Net Asset Value is different from the Net Asset Value reflected on the Balance Sheet, the allocation of the Purchase Price shall be increased or decreased, as the case may be, by such difference.

     Section 2.5 Board of Directors Membership. Immediately following Closing, Buyer shall take such corporate action as may be necessary to cause a designee of Seller to become a member of Buyer's Board of Directors (the "Board"), and, if necessary, to re-elect such designee, or another designee of Seller, to continue to serve on the Board until the later of twelve months from the date of Closing or the commencement of a public offering of Buyer's stock.

                           ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows:

     Section 3.1. Organization and Good Standing. The Corporation is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Corporation has full corporate power and authority to carry on its business as it is now being conducted. The

Corporation is qualified as a foreign corporation in, and is in good standing under the laws of, each state set forth in Schedule 3.1, which are the only jurisdictions in which the failure of the Corporation to be so qualified would have a Material Adverse Effect on the Corporation.

     Section 3 .2. Capitalization. The authorized capital stock of the Corporation consists of 10,000 shares of common Stock, par value $10.00 per share, 500 shares of which are outstanding. Each of the outstanding Shares has been duly authorized and validly issued and is fully paid and nonassessable. No shares of capital stock of the Corporation are held in treasury, and there are no other issued or outstanding equity securities of the Corporation and no other issued or outstanding equity securities of the Corporation convertible at any time into equity securities of the Corporation. Neither Seller nor the Corporation is subject to any commitment or obligation that would require the issuance or sale of additional shares of capital stock of the Corporation at any time under options, subscriptions, warrants, rights or any other obligations. Neither the execution and delivery of this Agreement and the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (a) violate any of the provisions of the charter or by-laws of the Corporation, Seller, or (b) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, permit or license or any statute, rule or regulation of any governmental body, or any agreement, indenture, mortgage or instrument to which Seller, or the Corporation is a party or to which it or its property is subject, or constitute a default thereunder, except, in the case of clause (b), where such conflict, breach, right of termination or default would not have a Material Adverse Effect on Seller.

     Section 3.3. Ownership of the Shares. Seller is the record and beneficial owner of the Shares, which are free and clear of any lien, security interest, charge, encumbrance or claim, and Seller has, or will have on the Closing Date, the right to transfer to Buyer complete and encumbered legal and equitable title to the Shares.

     Section 3.4. Execution and Effect of Agreement. Seller has the ability and authority to enter into and consummate this Agreement and the Transaction Documents, and the execution and delivery of such agreements and the consummation of the transactions completed hereby have, if and to the extent necessary, been duly authorized. This Agreement has been duly executed and delivered by the Seller, and constitutes a legal, valid and binding obligation of each such Person executing such Agreement subject to such applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principals of equity (whether applied by a court of law or of equity).

     Section 3.5. Consents. Except (a) for filings, consents, approvals and authorizations that the failure to obtain or make would not have a Material Adverse Effect on the Corporation, (b) as set forth in Schedule 3.7, or (c) for filings, consents, waivers, approvals or authorizations pursuant to the H-S-R Act, no consent, waiver, approval or authorization of any governmental authority or of any third party or notice to or filing with any governmental authority or any third party, on the part of Seller, or the Corporation is required in connection with the execution and delivery by Seller of this Agreement or any instrument contemplated hereby or the consummation of any of the transactions contemplated hereby.

     Section 3.6. Balance Sheet. Except as set forth in Schedule 3.6, the Balance Sheet was prepared in accordance with MGAAP and fairly presents the Corporation's financial condition as at the Financials Date. To Seller's knowledge, the Corporation has no Material liabilities or obligations, whether contingent or absolute, direct or indirect, matured or unmatured, which are not shown or provided for on the Balance Sheet or the notes thereto or set forth on Schedule 3.6, or any other Schedule to this Agreement, and Seller knows of no reasonable basis (as determined in Seller's reasonable judgment) for the assertion of any such liabilities or obligation.

     Section 3.7. Absence of Certain Changes. Since March 31, 1997, except as disclosed on Schedule 3.7 or as otherwise contemplated by this Agreement, there has not been:

          (a) any change in the assets, liabilities, business, properties or operations of the Corporation, other than changes (i) described in the Schedules or (ii) made or incurred in the ordinary course of business, which taken in the aggregate have had a Material Adverse Effect on the Corporation;

          (b) any dividend or other distribution declared, paid or made on or in respect of the capital stock of the Corporation;

          (c) any employment or other contract or commitment entered into by the Corporation, except in the ordinary course of business;

          (d) a cancellation of any claim of or debts owed to the Corporation, except in the ordinary course of business;

          (e) excluding any inventory or obsolete assets disposed of in the ordinary course of business, any sale, assignment, transfer or other disposition of (i) any Intellectual Property, the latest cost of which on the accounting records of the Corporation exceeds $2,500 or (ii) any other assets, the latest cost of which on the accounting records of the Corporation exceeds $2,500;

          (f) any capital expenditure, capital addition or capital improvement by the Corporation involving an amount in excess of $100,000;

          (g) any mortgage, lien, pledge, encumbrance or security interest created on any assets, tangible or intangible, except purchase money security interests created in the ordinary course of business;

          (h) any damage, destruction or loss (whether or not covered by insurance) which would have a Material Adverse Effect on the Corporation;

          (i) any labor disturbances which would have a Material Adverse Effect on the Corporation; or

          (j) to Seller's knowledge, any other event or condition which has had or, in the reasonable judgment of Seller, would likely have a Material Adverse Effect on the Corporation.

     Section 3.8.   Litigation.  Except as set forth in Schedule 3.8,
Schedule 3.15 or Schedule 3.17, there is no action at law or in equity, arbitration proceeding or governmental investigation pending or, to the knowledge of Seller, threatened by or before any court, any governmental or administrative agency or commission, or arbitrator, against Seller or the Corporation, in respect of this Agreement or any of the transactions contemplated hereby that would prevent a consummation of any of the transactions contemplated hereby. Except as set forth in Schedule 3.8,
Schedule 3.15, or Schedule 3.17, there is no action at law or in equity, arbitration proceeding or governmental investigation pending, or to the knowledge of Seller threatened, by or before any court, any governmental or administrative agency or commission, or arbitrator against or involving any of the businesses, properties, rights or assets of the Corporation or its Affiliates, employees or agents, which reasonably could be expected to have a Material Adverse Effect on the Corporation

     Section 3.9. Properties: Absence of Encumbrances. Schedule 3.9 sets forth a complete list of all real property leased, or used by the Corporation. With respect to leasehold interests: (a) the leases are in full force and effect and constitute valid and enforceable leasehold interests of the Corporation, free and clear of all liens, claims, security interests, encumbrances or mortgages created by Seller that would have a Material Adverse Effect on the Corporation, (b) the Corporation is not in default and has not received any written notice of default under any lease where there reasonably could be expected to be a Material Adverse Effect on the Corporation, and (c) to the knowledge of Seller there is no event which with notice or lapse of time or both would constitute such a default by the Corporation or by a lessor.

     Section 3.10. Intellectual Property. Schedule 3.10 sets forth a complete list of all Intellectual Property of the Corporation and all Affiliates on the date hereof and of all license agreements pursuant to which any such Intellectual Property is licensed (a) by or to the Corporation. The Corporation does not own, license or, to Seller's knowledge, use Intellectual Property Material to the continued operation of its business that is not listed on Schedule 3.10. Except as otherwise indicated in Schedule 3.10, the Corporation owns the Intellectual Property listed in Schedule 3.10 free and clear of any royalty, lien, encumbrance or charge. Notwithstanding anything to the contrary contained herein, Seller make no representation or warranty, and no such representation or warranty shall be implied, that any of the Intellectual Property is valid or enforceable. To the knowledge of Seller, except as set forth in Schedule 3.8 or Schedule 3.10, the Corporation has not received within the two year period immediately preceding the date of this Agreement any notice or claim that any such Intellectual Property is not valid or enforceable, or of any infringement upon or conflict with any patent, trademark, service mark, copyright or trade name of any third party by the Corporation or of any claim by any third party alleging any such infringement or conflict. To the knowledge of Seller, except as set forth in Schedule 3.8 or Schedule 3.10, during the two-year period immediately preceding the date of this Agreement the Corporation has not given any notice of infringement to any third party with respect to any of the Intellectual Property listed in
Schedule 3.10.

     Section 3.11. Contracts. Schedule 3.11 sets forth a list of all contracts, agreements, commitments or other arrangements to which the Corporation is a party or by which the Corporation is obligated. Except for contracts, agreements, commitments or other arrangements set forth on Schedule
3.11 or other Schedules, as of the date of this Agreement the Corporation is not a party to or obligated by any: (a) Benefit Arrangements providing for aggregate payments of $2,500 or more in any 12 month period or any contract with employees, consultants or agents not terminable at will without cost or other liability by reason of such termination; (b) collective bargaining agreement; (c) guarantees by the Corporation of any obligation for the borrowing of $2,500 in the aggregate; (d) indentures, notes, mortgages, installment obligations, capital leases or other instruments relating to the borrowing of money in excess of $2,500 in the aggregate; (e) agreements, contracts or leases not listed on Schedule 3.11 (excluding open purchase orders and supply agreements entered into in the ordinary course of business) that involve the receipt or payment by the Corporation within one year of more than $100,000; and (f) executory contracts involving the acquisition or disposition of Material tangible or intangible assets other than in the ordinary course of business. Except as disclosed on Schedule 3.8 or as would not have a Material Adverse Effect on the Corporation, the Corporation is not in default under any Material Contract, has not waived any Material rights under any Material Contract and (to the knowledge of Seller) has no knowledge or notice that any party with whom it has a Material Contract is in default under any Material Contract.

     Section 3.12.  Employees: Employee Benefit Matters.

          (a) Schedule 3.12 to this Agreement contains a true and complete list of all sales agents, consultants and employees of the Corporation (whether employed or engaged by written or oral agreement), their respective rates of compensation and any general or Material individual wage increase scheduled to take effect prior to Closing other than in the ordinary course of business. The Corporation has paid in full such employees, agents and consultants, or adequately reserved for, all wages, salaries, commissions, bonuses and other compensation for all services performed by them, except for such payments as are not yet due; and the Corporation is in compliance in all material respects with all laws and regulations respecting employment and employment practices, terms and conditions or employment, wages and hours, employee benefit plans and taxes (including withholding taxes) relating to employment.

          (b) Schedule 3.12 sets forth a list of all Employee Benefit Plans, all Material Benefit Arrangements, all Multiemployer Plans, and all Retirement Plans. Except as set forth in Schedule 3.12, with respect to each of such Employee Benefit Plans, Benefit Arrangements and Retirement Plans, Seller has delivered or made available to Buyer, as and if applicable, copies of (i) the text or formal plan document, including amendments and the summary plan description, (ii) the most recent IRS determination letter relating to the qualification of Retirement Plans under Section 401 of the Code and the related trust's qualification under Section 501 of the Code, (iii) the trust agreements, insurance contracts or other documents that constitute all or a part of the funding vehicle, (iv) in the case of all Employee Benefit Plans, the most recent annual reports (IRS Form 5500s), including the schedules thereto, and (v) the most recent actuarial reports or other financial reports.


          (c) Except as set forth in Schedule 3.12, (i) all Employee Benefit Plans comply in all Material respects with ERISA and the Code; (ii) the Corporation and its Affiliates have paid all contributions due under any of the Employee Benefit Plans and Multiemployer Plans to which they are required to contribute; and (iii) the Corporation and its Affiliates do not have minimum funding deficiencies or Multiemployer Plan withdrawa1 liabilities (including without limitation liabilities imposed by virtue of any other member of a controlled group having such liabilities imposed on it).

          (d) Except as set forth in Schedule 3.12, there are no Material actions, suits or claims pending or, to the knowledge of Seller, threatened against any Employee Benefit Plan, any Retirement Plan, any Benefit

Arrangement, or any administrator or fiduciary thereof, other than benefit claims arisin inthe normal course of operation of such Employee Benefit Plans, Benefit Arrangements, or Retirement Plans.

          (e) To the knowledge of Seller, the Corporation has not engaged in any non-exempt "Prohibited Transaction, " as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Benefit Plan or with respect to any other parties-in-interest.

     Section 3.13. Guarantees by Others. Schedule 3.13 sets forth a complete list as of the date hereof of all Guarantees of Seller and its Affiliates for the benefit of Persons doing business with the Corporation.

     Section 3.14.  Tax Matters.

          (a) Except as otherwise provided for herein, the Corporation has filed (including extensions) all federal, state, local, and other tax returns (the "Individual Returns") required to be filed by it under applicable law, including estimated tax returns and reports, and the Corporation has paid all required Material federal, state and local income and other applicable taxes, additions to such taxes, penalties and interest with respect thereto (the "Individual Taxes") due and payable on or before the date hereof (and will duly and timely pay all such amounts required to be paid between the date hereof and the Closing Date). The Corporation has not filed or paid federa1 or quarterly income tax estimates for its 1996 tax year, in reasonable anticipation that its tax liability as of the date of Closing will not exceed $20,000.00. The Corporation has paid, withheld or adequately provided for (or will adequately provide for) any and all Individual Taxes in respect of the conduct of its business or the ownership of its property and in respect of any transaction for which such taxes are due or would be due if the current tax period ended at the close of business on the Closing Date.

          (b) The Corporation has delivered or made available (or will make available prior to Closing) to Buyer copies of all tax returns filed by the Corporation for all tax years beginning with the year ended December 31, 1994, together with all tax basis fixed asset schedules and any information necessary to document differences between tax basis accounting and MGAAP accounting reflected on the Proposed Closing Balance Sheet and related income statements.

          (c) No Material proposed taxes, addition to tax, interest, or penalties have been asserted against the Corporation except those that have been paid in full, those that would not have a Material Adverse Effect on the Corporation, and those as set forth in Schedule 3.14. There are no agreements, waivers, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid tax against the Corporation, except as set forth in Schedule 14.

          (d) No election or consent under Section 341(f) of the Code has been made or shall be made on or prior to the Closing Date by or on behalf of the Corporation.

     Section 3.15. Compliance with Law and Other Instruments; Regulatory Matters. Except as set forth on Schedule 3.15 or Schedule 3.16, (a) the business of the Corporation has been and is being conducted in accordance with all applicable laws, ordinances, rules and regulations of all authorities (exclusive of Environmental Laws as defined in and covered by Section 3.17 below), violation of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Corporation; and (b) the Corporation is not in violation of, or in default under, any term or provision of its charter documents or of any lien, indenture, mortgage, lease, agreement, instrument, commitment or other arrangement, or subject to any restriction of any kind or character, which reasonably could be expected to have a Material Adverse Effect on the Corporation. Seller has received no notice of any proposed public improvement which may involve any charge being levied or assessed against the real property of the Corporation that reasonably could be expected to have a Material Adverse Effect on the Corporation.

     Section 3.16. Permits. Schedule 3.16 sets forth a list of all governmental approvals, authorizations, licenses and permits of all governmental agencies necessary to the conduct of the business of the Corporation on the date hereof. Except as set forth in Schedule 3.16, all such approvals, authorizations, licenses and permits are in full force and effect and, to the knowledge of Seller, no proceedings to revoke them are pending or threatened and the Corporation is in compliance with the terms and conditions under which they were issued or granted.

     Section 3.17. Environmental Matters. Except as set forth on Schedule 3.17, the property leased by the Corporation and described in Section 3.9 ("Property") and its existing and, to the knowledge of Seller, prior uses comply and have at all times complied with, and the Corporation is not in violation of and has not violated, in connection with the ownership, use, maintenance or operation of its business, any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses or permits relating to the handling, manufacturing, treatment, storage, disposal, discharge, use or transportation of hazardous or toxic substances, materials or wastes, including without limitation the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Toxic Substances Control Act (collectively, "Environmental Laws"). To Seller's knowledge, except as set forth on Schedule 3.17, the Corporation has received no notice that any Environmental Laws or other federal, state or local statutes, orders, rules or regulations, ordinances or governmental policies require any work, repairs, construction or capital expenditures with respect to the Property.

     Section 3.18. Insurance. The Corporation is named as an insured with insurance carriers not related to or affiliated with Seller in amounts and against all risks normally insured against by Persons operating similar businesses in similar locations. Schedule 3.18 sets forth a list of the insurance coverage in effect as of the date of this Agreement.

     Section 3.19. Banks; Powers of Attorney. Schedule 3.19 sets forth as of the date of this Agreement: (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Corporation maintains safe deposit boxes or accounts of any nature to which it has access, and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto; and (b) the names of all Persons to whom the Corporation has granted a power of attorney.

     Section 3.20. Brokerage Fees. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements, written or oral, made by or on behalf of Seller or by or on behalf of any director, officer, employee, agent or Affiliate of Seller. In the event any claim is made for such fee or commission, the Seller agrees to indemnify Buyer and hold it harmless against all such claims.

     Section 3.21. Limitation of Representations and Warranties. Except as expressly set forth herein, neither Seller nor any of its Affiliates makes any representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement.

                            ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     Section 4.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to carry on its businesses as they are now being conducted.

     Section 4.2. Investment Representation. Buyer is aware that the Shares are not registered under the Securities Act. Buyer possesses such knowledge and experience in business matters that it is capable of evaluating the merits and risks of its investments hereunder. Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution thereof.

     Section 4.3.   Execution and Effect of Agreement.   Buyer has the
corporate power and authority to enter into this Agreement and the Transaction Documents, and the execution and delivery of such agreements and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity). Each of the Transaction Documents, upon its execution and delivery by Buyer, will constitute a legal, valid and binding obligation of each such Person executing such Agreement, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity).

     Section 4.4. Restrictions. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(a) violate any of the provisions of the charter or by-laws of Buyer, or (b) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any agreement, indenture, mortgage or instrument to which Buyer is a party or to which it or its property is subject, or constitute a default thereunder, except, in the case of the foregoing clause
(b), where such conflict, breach, right of termination or default would not have a Material Adverse Effect on Buyer.

     Section 4.5.   No Lawsuits; Consents.   There is no lawsuit, proceeding
or investigation pending or, to the knowledge of Buyer threatened, against Buyer the effect of which would prevent the consummation of any of the transactions contemplated hereby. Except (a) for filings, consents, waivers, approvals and authorizations as to which the failure to obtain or make would not have a Material Adverse Effect on the Buyer, and (b) for filings, consents, waivers, approvals and authorizations pursuant to the H-S-R Act, no filing, consent, approval or authorization of any governmental authority or of any third party on the part of the Buyer is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby or the consummation of any of the transactions contemplated hereby.

     Section 4.6. Tax Consequences. The income tax consequences, to the Seller, if any, of the transactions contemplated by this Agreement will be no less favorable than the income tax consequences of any alternative method of completing the transactions contemplated by this Agreement previously considered by A-COM and IT Partners.

     Section 4.7. Limitation of Representations and Warranties. Except as expressly set forth herein, Buyer makes no representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement.

                            ARTICLE V

              COVENANTS AND AGREEMENTS OF THE SELLER

     Seller covenants and agrees for the benefit of Buyer as follows:

     Section 5.1. Corporate Action. Seller shall take, and shall cause the Corporation to take, all action, corporate or otherwise, necessary or appropriate for the consummation of the transactions contemplated hereby. Seller shall execute such additional documents, instruments, memoranda and other writings as shall be necessary or appropriate to carry out and effectuate the terms and conditions of this Agreement.

     Section 5.2. Conduct of Business to Closing. Except as contemplated by this Agreement, Seller shall not cause the business of the Corporation to be conducted other than in the ordinary course. Except as contemplated by or set forth in this Agreement or the Schedules, including without limitation
Schedule 5.2, or as consented to in writing by Buyer (which consent shall not be unreasonably withheld), Seller shall act, or cause the Corporation to act, as follows:

          (a) The Corporation will not adopt any Material change in any method of accounting or accounting practice, except as contemplated or required by MGAAP or Schedule 3.6;

          (b) The Corporation will not amend its charter or by laws (or other similar organizational documents) or the charter or by-laws of any Subsidiary;

          (c) Except (i) in the ordinary course of business, (ii) as required by law, (iii) as required or appropriate to maintain the qualification of any Employee Benefit Plan or Benefit Arrangement under applicable tax laws or under ERISA, (iv) as required by existing Employee Benefit Plans, Retirement Plans, or Benefit Arrangements, or (v) as otherwise contemplated by this Agreement, the Schedules, or the Exhibits, neither the Corporation nor any

Affiliate will enter into or amend any Employee Benefit Plan or Benefit Arrangement covering Employees, or give any general or Material individual wage or salary increase to its Employees;

          (d) The Corporation shall not enter into any collective bargaining agreement covering Employees;

          (e) Except (i) in the ordinary course of business, (ii) as otherwise contemplated by this Agreement or the Schedules, or (iii) in connection with the transfer of any of the Excluded Assets, the Corporation will not sell, mortgage, pledge, or otherwise dispose of any substantial assets or properties;

          (f) Except as contemplated by this Agreement or the Schedules, the Corporation will not merge or consolidate with, or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire, any other business entity;

          (g) Except as contemplated by this Agreement or the Schedules, the Corporation will not (i) authorize for issuance, issue or sell any additional shares of its or its Subsidiaries' capital stock or any securities or obligations convertible into shares of its Subsdiaries' capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock, or (ii) declare or pay any dividend or other distribution on or in respect of its capita1 stock:

          (h) The Corporation will maintain its existing insurance policies, or comparable coverage, in full force and effect;

          (i) Except in the ordinary course of business or as contemplated by this Agreement or the Schedules, the Corporation will not incur or agree to incur long-term debt for borrowed money; and

          (j) The Corporation shall not make any capital expenditure, capital addition, or capital improvement exceeding $25,000.

Section 5.3.   Consents.

          (a) Seller shall use reasonable efforts to (i) obtain all consents, waivers and authorizations and make all filings with and give all notices that may be necessary or reasonably required to consummate the transactions contemplated hereby, it being understood that neither Seller nor any of its Affiliates shall be under any obligation to pay money to any third party (other than fees imposed by statute or regulation to obtain governmental consents or approvals) as a condition to receiving any such consents, waivers or authorizations and (ii) cause each of the conditions precedent to the obligations of Buyer hereunder to be satisfied.

     Section 5.4.   Covenant Against Competition.

          (a) Neither the Seller nor any Affiliate, for so long as it is an Affiliate, shall, directly or indirectly, for a period of twelve months after the Closing (the "Period"), engage in the Information Services Business within a 500-mile radius of the principal place of business of Buyer.

          (b) Except as may be required by law or in the bona fide prosecution of its Rights under this Agreement or any Transaction Document, after Closing neither Seller now its Affiliate shall use or disclose any confidential information principally concerning the Information Services Business.

          (c) Seller acknowledges and agree that it would be difficult to fully compensate Buyer for damages resulting from the breach or threatened breach of the foregoing provisions of this Section 5.4 and, accordingly that Buyer shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions upon proving that it has suffered or that there is a substantial probability that it will suffer irreparable harm and without the necessity of posting any bond or other understanding in connection therewith. This provision with respect to injunctive relief shall not, however, diminish Buyer's right to claim and recover damages.

          (d) The provisions of this Section 5.4 are severable and if any one or more of them may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable. For purposes of Section 5.4(a), each of clauses (a) through (d) shall be considered a separate covenant such that if the geographic scope of any such clause shall be determined by a court to be invalid, that clause shall be severed and the remaining clauses shall remain in full force and effect.

     Section 5.5. Capital Liabilities. No later than Closing, Seller shall cause such Capital Liabilities, as may exist prior to or at Closing, including all interest accrued thereon, to be fully-satisfied or to be specifically provided for on Schedule 2.22.

     Section 5.6.   Access to Information and Cooperation.

          (a) Subsequent to the date of this Agreement, Seller shall give Buyer, its counsel, and its consultants full and complete access, upon reasonable notice during normal business hours, to all records and affairs of the Corporation within their possession and will provide copies of such information concerning the Corporation as Buyer may reasonably request for any proper purpose, including without limitation in connection with the preparation of any tax returns or financial statements or in connection with any judicial, quasijudicial. administrative, tax audit or arbitration proceeding.

          (b) Seller shall at its expense cooperate fully with the Buyer in the defense or pursuit of any claim or action which relates to occurrences involving the business of the Corporation prior to the Closing Date that does not relate to an Excluded Asset.

     Section 5.7. Public Statements. Except for the limited disclosure by Buyer and Seller to certain third parties of certain aspects of the transaction contemplated by this Agreement, Seller shall not release any information concerning this Agreement or the transactions contemplated hereby that is intended for or may result in public dissemination thereof without the prior written consent of Buyer (which shall not be unreasonably withheld or delayed), unless (a) in the opinion of counsel to Seller, the release of such information is required by law and (b) prior to the release of such information and as soon as possible after Seller has received such counsel's opinion, (i) Seller shall advise Buyer of the opinion and (ii) at Buyer's request, Seller shall provide a copy to Buyer, and further provided that Seller shall be permitted to discloseto Employees, and upon Buyer's request to give Buyer the opportunity to make a joint statement with Seller to Employees, concerning the terms of Benefit Arrangements and Employee Benefit Plans available to Employees following Closing.

                            ARTICLE VI

                COVENANTS AND AGREEMENTS OF BUYER

     Buyer covenants and agrees for the benefit of Seller as follows

     Section 6.1. Corporate Action. Buyer shall take all action, corporate or otherwise, necessary or appropriate for the consummation of the transactions contemplated hereby. Buyer shall execute such additional documents, instruments, memoranda and other writings as shall be necessary or appropriate to carry out and effectuate the terms and conditions of this Agreement.

     Section 6.2. Public Statements. Buyer shall not release any information concerning this Agreement or the transactions contemplated hereby that is intended for or may result in public dissemination thereof without the prior written consent of Seller (which shall not be unreasonably withheld or delayed), unless (a) in the opinion of counsel to Buyer, the release of such information is required by law and (b) prior to the release of such information and as soon as possible after Buyer has received such counsel's opinion, (i) Buyer shall advise Seller of the opinion and (ii) at Seller's request, Buyer shall provide a copy to Seller.

     Section 6.3.   Consents.

          (a) Buyer shall promptly make any and all filings that are or may be required under the H-S-R Act and shall cooperate with Seller in connection with similar filings by Seller. Buyer shall cooperate and use reasonable efforts to ensure that any pre-acquisition waiting period required by the H-S-R Act expires or is otherwise terminated, and shall comply promptly with any requests made pursuant to the H-S-R Act or the regulations thereunder.

          (b) Buyer shall use reasonable efforts to (i) obtain all consents, waivers and authorizations and make all filings with and give all notices that may be necessary or reasonably required to consummate the transactions contemplated hereby, provided that Buyer shall not be under any obligation to pay money to any third party as a condition to receiving any such consents, waivers or authorizations, and (ii) cause each of the conditions precedent to the obligations of Seller hereunder to be satisfied.

     Section 6.4.   Certain Employee Benefit Matters.

          (a) Commencing upon the Closing Date, Buyer shall cause the Corporation to continue to employ each Employee who is an Employee on the Closing Date upon the same terms and conditions of employment as pertained to each Employee on the day immediately preceding the Closing Date and as are specifically described in the Schedules to this Agreement, provided that this undertaking shall in no way diminish the Corporation's existing Rights to lay off employees or to terminate employees on account of unacceptable performance or otherwise in accordance with the terms of any contracts of employment. If any Employee is laid off or on leave on the Closing Date, Buyer shall cause the Corporation to recall or reinstate such Employee in accordance with the layoff or leave of absence policy of the Corporation that is in effect on the date of this Agreement and is specifically described in the Schedules. Buyer shall take all reasonable action required or appropriate to cause the Corporation to fulfill all obligations of the employer under all Benefit Arrangements, Employee Benefit Plans, Multiemployer Plans, and Retirement Plans as of the Closing Date (including without limitation severance payments or benefits that have accrued, or that accrue or inure, on or after the Closing Date or that inure after the date of this Agreement and prior to the Closing Date as a result of action taken by Seller with consent of Buyer) which are specifically described on the Schedules, except as may be required otherwise by law.

          (b) On or prior to the Closing, the Buyer shall have adopted the ITP 1997 long-term incentive plan (see "Incentive Plan"), a copy of which has been provided to Seller. The Buyer has reserved a total of 240,000 shares of common stock of the Buyer for issuance to the Corporation's employees pursuant to the exercise of options that are to be granted pursuant to the Incentive Plan.

     Section 6.5. Preservation of and Access to Certain Information and Cooperation After Closing.

          (a) Buyer shall, and from and after the Closing Date shall cause the Corporation and its Affiliates, to preserve all books and records of the Corporation until Seller notifies Buyer that all statutes of limitations relating to tax periods to which such records relate have expired, and thereafter not to destroy or dispose of such records without notice to Seller offering it the Agt. to copy such records. Except as prohibited or limited by law or regulation, Buyer shall, and shall cause the Corporation from and after the Closing Date to, give Seller and Seller's employees, accountants, counsel, and advisors, reasonable access upon reasonable notice and for proper business purposes during normal business hours, to all officers, employees, offices, properties, agreements, books, records and affairs of the Corporation, in a manner that does not unreasonably interfere with the normal conduct of its business. Buyer shall, and shall cause the Corporation to, prepare and transmit such financial reports in accordance with past practices and procedures and on a timely basis as may be necessary for Seller or its Affiliates to prepare any Consolidated Tax Return, and ensure that Seller and its authorized representatives shall be free, during the period referred to in the first sentence of this Section, to make copies of such books, records, files and data concerning the Corporation for the following purposes: (i) the review of the Proposed Closing Balance Sheet and the resolution of any disputes with respect to the Proposed Closing Balance Sheet, (ii) the preparation of any tax returns for the Affiliated Group, (iii) or in anticipation of any judicial, quasijudicial, administrative, tax audit, or arbitration proceeding initiated by or against third parties and relating to the Corporation, and (iv) in connection with any claim relating to Excluded Assets or Excluded Liabilities. Except as may be required by law or in the bona fide prosecution of its rights under this Agreement or any Transaction Document and except as specifically provided above, Seller shall not use or disclose any such information.

          (b) Buyer shall after Closing the Corporation, at Seller's expense to, cooperate fully and to such extent as is reasonable under the circumstances with Seller in the defense of pursuit of any claim or action that relates to an Excluded Liability or an Excluded Asset.

     Section 6.6. Nondisposition of Shares. Buyer shall not, and shall not permit any of their Affiliates to, sell, transfer, offer for sale, pledge, hypothecate, or otherwise dispose of the Shares except pursuant to a valid registration under the Securities Act, unless an exemption from registration under the Securities Act is available.

                           ARTICLE VII

                CONDITIONS OF OBLIGATIONS OF BUYER

     The obligations of Buyer to consummate the purchase of the Shares on the Closing Date and to perform their other covenants and agreements in accordance with-the terms and conditions of this Agreement are subject to each of the following conditions which, if not satisfied, may be waived in writing by Buyer, provided however, that any such waiver, if made knowingly, shall also be deemed a waiver of any claim for damages, losses or other remedies otherwise available to Buyer as the result of the failure to satisfy such condition:

     Section 7.1. Representations and Warranties True. Except as otherwise permitted, contemplated, or limited by this Agreement and except for representations and warranties that by their terms speak only as of a specified date, (a) each of the representations and warranties of Seller contained in ARTICLE III that is limited by Materiality shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date, and (b) each of the representations and warranties that is not so limited shall be true and correct in all Material respects on and as of the Closing Date as though made on and as of the Closing Date.

     Section 7.2. Covenants and Agreements--No Default. Seller shall not be in default in respect of any obligation under this Agreement and Seller shall have performed or complied in all Material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or as of the Closing Date.

     Section 7.3. Officer's Certificates. Seller shall have furnished Buyer with a certificate signed by a corporate officer confirming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2.

     Section 7.4. No Material Adverse Change. Except as permitted or contemplated by this Agreement or any Schedule, or disclosed in the Balance Sheet, since the Financials Date the Corporation shall not have suffered an adverse change in its business or financial condition that could reasonably be expected to have a Material Adverse Effect on the Corporation.

     Section 7.5. Consents. Seller shall have obtained all third-party and governmental consents, waivers, authorizations and approvals and shall have made all filings and given all notices required in connection with the consummation of the transactions contemplated by this Agreement other than those that are not Material or set forth in Schedule 3.5, and all applicable waiting periods in respect of the transactions contemplated by this Agreement under the H-S-R Act shall have expired or otherwise terminated, it being understood that (a) the Seller shall not be under any obligation to pay money to any third party (other than fees imposed by statute or regulation) as a condition to receiving such consents, waivers, and authorizations, and (b) Seller shall use reasonable efforts to cause each of the conditions precedent to the obligations of Buyer hereunder to be satisfied. In the event Seller is unable to obtain any such consents, the condition contained in this Section
7.5 shall be deemed satisfied if Seller provides to Buyer and, other than as to matters identified on Schedule 3.11, in a manner and form satisfactory to Buyer in its sole discretion, at the Closing the economic equivalent of any rights that would have inured to the Buyer had such consents been obtained. Buyer shall have obtained all third-party consents, waivers, authorizations and approvals and shall have made all filings and given all notices required in connection with the consummation of the transactions contemplated by this Agreement that are referenced in Section 4.5.

     Section 7.6. Transaction Documents. Seller shall have provided Buyer with all of the documents required by Section 10.2 to be delivered at Closing by Seller.

     Section 7.7. Adverse Proceedings. No Material action, proceeding or governmental investigation shall have been instituted or threatened against the consummation of the transactions contemplated in this Agreement or any Material Transaction Document or against or involving the Corporation where the outcome might reasonably be expected to have a Material Adverse Effect on the Corporation.

                           ARTICLE VIII

               CONDITIONS OF OBLIGATIONS OF SELLER

     The obligation of Seller to consummate the sale of the Shares on the Closing Date and to perform their other covenants and agreements in accordance with the terms and conditions of this Agreement are subject to each of the following conditions which, if not satisfied, may be waived in writing by Seller, provided however, that any such waiver, if made knowingly, shall also be deemed a waiver of any claim for damages, losses or other remedies otherwise available to Seller or its Affiliates as the result of the failure to satisfy such condition:

     Section 8.1 Representations and Warranties True. Except as otherwise permitted or contemplated by this Agreement and except for representations and warranties that by their terms speak only as of a specified date, (a) each of the representations and warranties of Buyer contained in ARTICLE IV that is limited by Materiality shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date and (b) each of the representations and warranties that is not so limited shall be true and correct in all Material respects on and as of the Closing Date as though made on and as of the Closing Date.

     Section 8.2. Covenants and Agreements--No Default. Buyer shall not be in default in respect of any obligation under this Agreement and Buyer shall have performed or complied in all Material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer prior to or as of the Closing Date.

     Section 8.3. Officer's Certificates. Buyer shall have furnished Seller with a certificate signed by a corporate officer confirming the satisfaction of the conditions set forth in Sections 8.1 and 8.2.

     Section 8.4 Consents. Buyer shall have obtained all third-party and governmental consents, waivers, authorizations and approvals and shall have made all filings and given all notices required in connection with the consummation of the transactions contemplated by this Agreement that are referenced in Section 4.5, and all applicable waiting periods in respect of the transactions contemplated by this Agreement under the H-S-R Act shall have expired or otherwise terminated, it being understood that (a) Buyer shall not be under any obligation to pay money to any third-party (other than fees imposed by statute or regulation) as a condition to receiving such consents, waivers, and authorizations and (b) Buyer shall use reasonable efforts to cause each of the conditions precedent to the obligations of Seller hereunder to be satisfied. Seller shall have obtained all third-party and governmental consents, waivers, authorizations, and approvals and shall have made all filings and given all notices required in connection with the consummation of the transactions contemplated by this Agreement that are referenced in Section
3.5 or are set forth in Schedule 3.5.

     Section 8.5. Transaction Documents. Buyer shall have provided Seller with all of the documents required by Section 10.3 to be delivered at Closing by Buyer.

     Section 8.6. Adverse Proceedings. No Material action, proceeding or governmental investigation shall have been instituted or threatened against the consummation of the transactions contemplated in this Agreement or the Transaction Documents.


                ARTICLE IX (INTENTIONALLY OMITTED)

                            ARTICLE X

                             CLOSING

     Section 10.1. Closing. The Closing shall take place at the offices of Semmes, Bowen & Semmes, 250 West Pratt Street, Baltimore, Maryland 21201, on June 30, 1997 at 2:00 p.m., or at such other place and at such other time and date as may be mutually agreed upon in writing by Buyer and Seller, only upon fulfillment of (a) all the conditions set forth in ARTICLE VII that have not been waived by Buyer, and (b) all the conditions set forth in ARTICLE VIII that have not been waived by Seller. If such conditions have not been fulfilled or waived by such date, the Closing shall take place within five business days after fulfillment or waiver of all such conditions but in no event later than June 30, 1997 unless otherwise mutually agreed to in writing by the Buyer and the Seller. All proceedings to be taken and all documents to be executed and delivered by Seller in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer and its counsel. All proceedings to be taken and all documents to be executed and delivered by Buyer in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller and its counsel. All proceedings to be taken and all documents to be executed and delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered. Notwithstanding the foregoing, this Agreement may be terminated by a party not in default hereunder at any time after June 30, 1997 (or such later date as may have been agreed to by the parties) by written notice to the other Party.

     Section 10.2. Documents to be Delivered by Seller. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

          (a) Certificates representing the Shares, which certificates shall be duly endorsed in blank or, in lieu thereof, shall have affixed thereto stock powers executed in blank and in proper form for transfer;

          (b)  Employment Contracts for certain employees of the Corporation.

          (c) An opinion of Bernard Corbett, Esq. counsel for the Seller, dated the Closing Date, substantially in the form attached hereto as Exhibit B;

          (d) Certificates of a Vice President, the Secretary or an Assistant Secretary of Seller, dated the Closing Date, setting forth the resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect;

          (e) A good standing certificate and a copy of the Corporation's charter, certified as of a date reasonably close to the Closing Date;

          (f)  The certificates contemplated by Section 7.3; and

          (g) Such other documents, instruments or agreements as may be reasonably requested by Buyer to effectuate the transactions contemplated by this Agreement.

     Section 10.3. Documents to be Delivered by Buyer. At the closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

          (a) A wire transfer of funds to the account designated by Seller in an amount equal to the total cash portion of the Purchase Price, as provided in Section 2.3;

          (b)  A note in favor of the Seller as provided for in Section 2.3.

          (c) A certificate representing 929,603 shares of the common stock of IT Partners, Inc.

          (d) An opinion of Semmes Bowen & Semmes, counsel for Buyer, dated the Closing Date, substantially in the form attached hereto as Exhibit F;

          (e) Certificates of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, setting forth copies of the resolutions of the Board of Directors of Buyer, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect;

          (f)  The certificates contemplated by Section 8.3; and

          (g) Such other documents, instruments or agreements as may be reasonably requested by Seller to effectuate the transactions contemplated by this Agreement.

                            ARTICLE XI

                          MISCELLANEOUS

     Section 11.1. Survival of Representations, Warranties, Covenants and Agreements. Except as otherwise expressly provided in this Agreement, all covenants and all representations and warranties made by the parties in this Agreement (including statements contained in any Schedule or certificate or other instrument delivered by or on behalf of a party to this Agreement) shall survive the execution of this Agreement and the Closing and any investigations, examinations or audits made by or on behalf of the parties, provided that representations and warranties shall survive only until the applicable "Expiration Date" as follows:

          (a) The Expiration Date for the representations and warranties made in Section 3.16 shall be the date on which all applicable tax statutes of limitation have expired; and

          (b) The Expiration Date for all other representations and warranties made in this Agreement shall be the third anniversary of the Closing Date.

     On the applicable Expiration Date, the associated representations and warranties shall have no further force or effect and all liabilities of the parties thereunder shall be extinguished, provided that if prior to the Expiration Date a party has delivered to the other party a notice asserting a good faith claim for breach of representation and warranty, that specific claim shall survive and be actionable after the Expiration Date.

     Section 11.2.  Indemnification.

          (a) Seller shall hold harmless and indemnify Buyer from and against all claims, actions, damages, liabilities or losses (including court costs and attorneys fees) (collectively, "Losses") arising out of: (i) the breach by Seller of any of its representations, warranties, covenants or agreements made under or pursuant to this Agreement; (ii) discharge, or resistance to payment or discharge, of any Excluded Liabilities; and (iii) products liability claims asserted against or paid by the Corporation (after having used reasonable and appropriate efforts to avoid or reduce such payments) in respect of the work performed by and the products of the Company, but only where such claims are asserted within 18 months after the Closing Date, provided, however, that such indemnification shall be limited to and shall not exceed the coverage provided by Seller's existing insurance policies covering product liability.

          (b) Buyer shall hold harmless and indemnify Seller from and against all Losses arising out of: (i) the breach by Buyer of any of its representations, warranties, covenants or agreements made under or pursuant to this Agreement; (ii) the breach by Buyer or, after Closing, the Corporation of any agreements with any third parties; (iii) actions wrongfully taken with respect to the Corporation by Buyer or its Affiliates, or by the Corporation after Closing; and (iv) actions taken with respect to the Corporation by Seller prior to Closing, including, but not necessarily being limited to, certain personal obligations of the Seller as to motor vehicle loans, letters of credit and performance and payment bonds with USF&G and others, including any and all costs or expenses related in any way to such guarantees or obligations, the intent of the parties being to take all steps as may be reasonably necessary to relieve the Seller of these obligations in as timely a manner as possible after the Closing as amended by the Joinder Agreement executed by the shareholders of even date.

          (c) For purposes of this Section 11.2, any Losses incurred by the Corporation shall be deemed to have been incurred by Buyer.

          (d) After the Closing, Seller shall not be entitled to contribution from, or recovery against, the Corporation with respect to any liability of Seller which may arise under this Section 11.2.

          (e) Consummation of the transactions contemplated by this Agreement and the Transaction Documents shall not be deemed to be a waiver of any right or remedy of a party, nor shall this Section 11.2 or any other provision of this Agreement be deemed to be a waiver of any ground of defense by a party.

     Section 11.3. Disclaimer of Other Representations and Warranties by Seller. The parties hereto acknowledge and agree that Seller does not make; and has not made, any representations or warranties relating to Seller, the Corporation, or any of Seller's Affiliates or any of the transactions contemplated by this Agreement other than the representations and warranties expressly set forth in this Agreement. Without limiting the generality of the disclaimer set forth in the preceding sentence, Seller does not make, has not made and shall not be deemed to have made any representations or warranties in the Offering Memorandum, in any presentation relating to the businesses of the Corporation given in connection with the transactions contemplated by this Agreement, in any filing made by or on behalf of the Corporation or its Affiliates with any governmental agency, or in any other information provided to or made available to Buyer and not included in the Schedules to this Agreement, and no statement contained in the Offering Memorandum or made or contained in any such presentation, filing, or information shall be deemed a representation or warranty hereunder or otherwise. No person has been authorized by Seller, its Affiliates or the Corporation to make any representation or warranty in respect of Seller, its Affiliates or the Corporation in connection with the transactions contemplated by this Agreement.

     Section 11.4. Disclosure. Notwithstanding any provision to the contrary contained in this Agreement, the Exhibits or the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules. Certain information set forth in the Schedules has been included and disclosed solely for informational purposes and may not be required to be disclosed pursuant to the terms and conditions of the Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment or agreement that the information is required to be disclosed in connection with the representations and warranties made in this Agreement or that the information is Material, nor shall any information so included and disclosed be deemed to establish a standard of materiality or otherwise used to determine whether any other information is Material.

     Section 11.5. Expenses and Taxes. All legal, accounting and other costs and fees incurred by the Corporation, Seller in connection with the transactions contemplated by this Agreement shall be borne and paid for by Seller. All legal, accounting and other costs and fees incurred by Buyer in connection with the transactions contemplated by this Agreement and all taxes (other than value added taxes or taxes on, relating to or measured by income or gains), stamp duty, notarial, registration and recording fees and similar taxes resulting from or relating to the transfer of any of the Shares to Buyer or any party designated by Buyer shall be borne by Buyer.

     Section 11.6. Entire Agreement. This Agreement, the Schedules, and the Exhibits constitute the entire agreement and understanding between the parties hereto in respect of the matters set forth herein, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement (including without limitation the Offering Memorandum), other than the Confidentiality Agreement, are merged herein and are superseded and can celled by this Agreement. Other than as expressly set forth in this Agreement and the Schedules and Exhibits, no representations, warranties, covenants, agreements or conditions, express or implied, whether by statute or other wise, have been made by the parties hereto.

     Section 11.7. Amendment and Waiver. This Agreement may be amended, modified, supplemented or changed in whole or in part only by an agreement in writing making specific reference to this Agreement and executed by each of the parties hereto. Any of the terms and conditions of this Agreement may be waived in whole or in part, but only by an agreement in writing making specific reference to this Agreement and executed by the party that is entitled to the benefit thereof.

     Section 11.8. Binding Agreement and Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that prior to the consummation of this Agreement the Rights of the parties hereunder may not be assigned, and provided that the obligations of the parties hereunder may not be delegated, in whole or in part, without the prior written consent of the other party hereto.

     Section 11.9. No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies.

     Section 11.10. Notices. Any notice, request, instruction or other document or communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to be given upon (i) delivery in person,(ii) five days after being deposited in the mail, postage prepaid, for mailing by certified or registered mail, (iii) one day after being deposited with an overnight courier, charges prepaid, or (iv) when transmitted by facsimile, with a copy simultaneously sent as provided in clauses (ii) and (iii), in every case as follows:

     If to Buyer, delivered or mailed to:

          IT Partners, Inc.
          1006 Highland Drive
          Silver Spring, Maryland 20910

          Attention: Daniel J. Klein

     with a copy delivered or mailed by the same method to:

          Kevin M. O'Connell, Esquire
          Semmes, Bowen & Semmes
          250 West Pratt Street
          Baltimore, Maryland 21201

     If to Seller, delivered or mailed to:

          Christopher Corbett, President
          A-COM, INC.
          14720-K Flint Lee Road
          Chantilly, VA 20151

          Attention: Christopher Corbett

     with a copy delivered or mailed by the same method to:

          Bernard Corbett, Esq.
          123 South Royal Street
          Alexandria, VA 22314

or to such other address or addresses as may be specified in writing at any time or from time to time by either party to the other party hereto.

     Section 11.11. Further Assurances. The parties hereto each agree to execute, make, acknowledge, and deliver such instruments, agreements and other documents as may be reasonably required to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

     Section 11.12. Article and Section Headings. The Article, Exhibit and Section headings contained in this Agreement, the Exhibits and the Schedules are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement, the Exhibits, or the Schedules or any of their terms and conditions.

     Section 11.13. Governing Law. This Agreement shall be construed and enforced in accordance with and shall be governed by the laws of the State of Maryland, without regard to its conflict of law provisions and principles.

     Section 11.14. Courts. Any dispute arising from the interpretation or operation of this Agreement shall be resolved in the courts of the State of Maryland, and the parties hereby consent to and elect, and waive any objection to, such jurisdiction in the event of litigation hereunder.

     Section 11.15. Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall-include all genders, the plural shall include the singular, and the singular shall include the plural. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

     Section 11.16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     Section 11.17. Attorneys' Fees. Should legal proceedings be instituted to enforce the provisions of this Agreement or any Transaction Document, the prevailing party shall be entitled to costs of suit, including attorneys' fees actually incurred, from the unsuccessful party.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the day


                              IT PARTNERS, INC.


                              By: ______________________________
                                 ----------------------------
                                    Daniel J. Klein



                              ITP ACQUISITION CORP.


                              By:____________________________
                                 ------------------------------
                                    Daniel J. Klein


                                 ------------------------------
                                    Christopher Corbett


                                 -------------------------------
                                    Merrie Corbett